                                                                     EXHIBIT 2.4
                                                                     -----------


                           ASSET PURCHASE AGREEMENT

                                    between

                              RHONE MERIEUX, INC.

                                      and

                            SYNBIOTICS CORPORATION

                               TABLE OF CONTENTS
                               -----------------

Section                                                                    Page
---------                                                                  ----
1     Purchase and Sale of the Assets....................................   1
      1.1   Purchase of the Assets from the Seller.......................   1
      1.2   Purchase Price for the Assets................................   2
      1.4   Further Assurances...........................................   3
      1.5   Closing......................................................   3
      1.6   Sales of Retained Inventory..................................   3
      1.7   Post-Closing Adjustment to Purchase Price....................   4

2     Representations and Warranties of the Seller.......................   5
      2.1   Authorization of the Transaction.............................   5
      2.2   Organization.................................................   6
      2.3   Non-Contravention............................................   6
      2.4   Broker's Fees................................................   6
      2.5   Ownership of the Assets......................................   6
      2.6   Absence of Undisclosed Liabilities...........................   6
      2.7   Litigation...................................................   6
      2.8   Intangible Property..........................................   6
      2.9   Inventory....................................................   7
      2.10  Tax Matters..................................................   7
      2.11  Compliance with Laws.........................................   7
      2.12  Customers and Suppliers......................................   8
      2.13  Warranty and Product Liability Claims........................   8
      2.14  Absence of Certain Changes or Events.........................   8
      2.15  Disclosure...................................................   9

3     Representations and Warranties of the Buyer........................   9
      3.1   Organization and Authority...................................   9
      3.2   Authorization................................................   9
      3.3   Broker's Fees................................................  10
      3.4   Disclosure...................................................  10

4     Pre-Closing Covenants of the Seller................................  10
      4.1   Conduct of Business..........................................  10
      4.2   Absence of Material Changes..................................  10
      4.3   Inventory Deficit............................................  10
      4.4   Continuing Obligation to Inform..............................  10

5     Parties' Efforts to Obtain Satisfaction of Conditions..............  10

                           ASSET PURCHASE AGREEMENT


     This Asset Purchase Agreement (the "Agreement") dated as of the 14th day of May, 1997 by and between Synbiotics Corporation, a California corporation with its principal office at 11011 Via Frontera, San Diego, CA 92127 (the "Buyer"), and Rhone Merieux, Inc., a Georgia corporation with its principal office at 115 Transtech Drive, Athens, Georgia 30601 (the "Seller").

                             Preliminary Statement
                             ---------------------

     1. The Buyer is acquiring from Rhone Merieux S.A. ("RM") and its Affiliates (as defined below) RM's veterinary diagnostics business.

     2. The Seller, a wholly-owned subsidiary of RM, owns and operates the immunological veterinary diagnostics business of RM in the United States and Canada (the "Business").

     3. The Buyer will purchase, and the Seller will sell, certain of the assets of the Business for the consideration set forth below, subject to the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

     1    Purchase and Sale of the Assets
          -------------------------------

          1.1    Purchase of the Assets from the Seller.
                 ---------------------------------------

                 (a) Subject to and upon the terms and conditions of this Agreement, at the closing of the transactions contemplated by this Agreement (the "Closing"), the Seller shall sell, transfer, convey and assign to the Buyer, and the Buyer shall purchase, acquire and accept from the Seller, free from all liens, charges, encumbrances and equities of any description together with all rights now or hereafter attaching thereto with full title guarantee, the following assets:

                      (i) all inventories of finished goods and packaging materials for the "Witness" and "VetRed" product lines (the "Products") which exist on the date of the Closing; provided, that if the net book value of all
                                  --------
inventory of finished Products at Closing exceeds $389,000, or if the number of units of VetRed Products in inventory exceeds 120% of the amount of such VetRed Products in inventory at December 31, 1996, then the Seller shall retain all inventory in excess of such ($389,000 or 120%) amount(s) (the "Retained Inventory") and shall sell the Retained Inventory to the Buyer from time to time in accordance with Section 1.6 below (the inventory, less the Retained
                   -----------
Inventory, is referred to
herein as the "Inventory").

                    (ii) all rights of the Seller under the Distribution Agreement dated March 24, 1992 between the Seller and AGEN Biomedical Ltd. (the "Distribution Agreement");

                    (iii) a list of customers of the Seller for the Products (such list shall be based upon the Seller's computer records and shall be, to the best of the Seller's knowledge, accurate and complete in all material respects);

                    (iv) all rights of the Seller under express or implied warranties from the suppliers of the Seller;

                    (v) all of the Seller's right, title and interest in and to all Intangible Property (as defined in Section 2.8 below) and all licenses
                                          -----------
and other agreements to which the Seller is a party (as licensor or licensee) or by which the Seller is bound relating to any Intangible Property; and

                    (vi) all of the Seller's right, title and interest to all Permits listed in Section 2.11 of the Disclosure Schedule.
                  ------------

               (b) The Inventory, the Distribution Agreement, the Intangible Property, the Permits and other assets of the Seller described in paragraph (a) above shall be referred to collectively as the "Assets."

               (c) At the Closing, the Seller shall deliver to the Buyer the Assets and such instruments of conveyance or assignment as shall be required to convey to the Buyer title to the Assets. Nothing in this Agreement shall oblige the Buyer to buy any of the Assets or otherwise complete this Agreement unless the sale and purchase of all of the Assets is completed simultaneously.

               (d) Except as specifically provided above, the Seller shall retain all other assets (including the Retained Inventory), properties, claims, rights and interests of the Seller which exist on the date of the Closing, of every kind and nature and description, whether tangible or intangible, real, personal or mixed.

               (e) The Buyer shall not at the Closing assume or agree to perform, pay or discharge, and the Seller shall remain unconditionally liable for, all obligations, liabilities and commitments, fixed or contingent, of the Seller other than (i) the obligations of the Seller assumed in connection with the transfer of the Distribution Agreement, (ii) liabilities related to the Intangible Property transferred and (iii) obligations related to the Permits.

          1.2  Purchase Price for the Assets.  The aggregate purchase price (the
               -----------------------------
"Purchase Price") to be paid by the Buyer for the Assets shall be Four Million Two Hundred

Thousand U.S. Dollars ($4,200,000), payable at the Closing by wire transfer of immediately available funds to an account designated by the Seller; provided
                                                                    --------
that if the aggregate net book value of the Inventory on the date of the Closing is less than 100% of the net book value of the Inventory at December 31, 1996 (an "Inventory Deficit") then the Purchase Price shall be reduced by an amount equal to such Inventory Deficit. The Seller shall inform the Buyer two business days prior to Closing whether it expects there to be an Inventory Deficit and, if so, the anticipated amount of such Inventory Deficit as of the date of the Closing. In the event that there is an anticipated Inventory Deficit, the Purchase Price paid at Closing will be reduced by the amount of the anticipated Inventory Deficit, with a reconciliation based on the finally calculated actual Inventory Deficit to occur as soon as practicable.

          1.3  Allocation of Purchase Price  The aggregate amount of the
               ----------------------------
Purchase Price shall be allocated among the Assets as set forth on Schedule 1.3
                                                                   ------------
attached hereto.

          1.4  Further Assurances.  At any time and from time to time after the
               ------------------
Closing, at the Buyer's request and without further consideration, the Seller shall promptly execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take all such other action as the Buyer may reasonably request, more effectively to transfer, convey and assign to the Buyer, and to confirm the Buyer's title to, all of the Assets, to put the Buyer in actual possession and operating control of the Assets, to assist the Buyer in exercising all rights with respect thereto and to carry out the purpose and intent of this Agreement.

          1.5  Closing.  The Closing shall take place simultaneously with, and
               -------
at the same location as, the closing of the purchase by the Buyer of the shares of RM Diagnostics S.A.S. under the Stock Purchase Agreement dated the date hereof among RM, the Buyer and others (the "Stock Purchase Agreement") or at such other place, time or date as may be mutually agreed upon in writing by the parties.

          1.6  Sales of Retained Inventory.  In the event that the Seller has
               ---------------------------
Retained Inventory (as defined in Section 1.1(a)(i) above), the Buyer agrees to
                                  -----------------
purchase such Retained Inventory from the Seller, in accordance with the following provisions:

               (a) the Seller shall sell such Retained Inventory to the Buyer from time to time upon receipt of firm purchase orders from the Buyer;

               (b) all items of Retained Inventory sold to the Buyer shall be of standard quality and have expiration dates of not less than eight months from the date of delivery (the Seller may have extended the expiration dates of such items of Retained Inventory sold to the Buyer, if permissible by United States Department of Agriculture ("USDA") regulations); provided that, during the term
                                                 --------
of the Distribution Agreement (as defined in Section 6.6 below) the Buyer agrees to purchase Retained Inventory with an expiration period of less than eight months if the Seller agrees to repurchase all such Retained Inventory from the Buyer in accordance with the terms of the Distribution Agreement;

               (c) the purchase price for items of Retained Inventory shall be the Seller's actual cost of purchasing or manufacturing such items, as shown in the books and records of the Seller (the Seller shall provide evidence of such cost to the Buyer at the Buyer's request);

               (d) the Seller shall not use, sell or otherwise dispose of items of Retained Inventory without the consent of the Buyer other than in accordance with this Section 1.6; provided that the Seller may destroy any items of
          -----------  --------
Retained Inventory whose expiration dates would make them unsalable to the Buyer; and

               (e) to the extent that Buyer requires stocks of Products, it agrees to purchase them from the Seller out of the Retained Inventory, for so long as the Seller continues to have in the Retained Inventory stocks of such Products meeting the criteria set forth in Subsection 1.6(b) above.
                                           -----------------

               1.7  Post-Closing Adjustment to Purchase Price.
                    -----------------------------------------

               (a) The Seller shall make a post-Closing payment (the "Post Closing Payment") to the Buyer in the event that the Seller's net revenues from sales of the Products in the United States and Canada (other than to Buyer) during the period from Closing through September 30, 1997, as reflected in the accounting records of the Seller, are less than $741,285, unless sales of VetRed Products during such period are greater than $574,000 and as a consequence make up in whole or in part the amount of the shortfall in Witness Products. In such case, the Seller shall pay to the Buyer a Post-Closing Payment equal to 38% of the amount of such shortfall in Retained Inventory and, if necessary, in cash, in accordance with paragraph (c) below.

               (b) Not later than October 15, 1997, the Seller shall determine whether a Post-Closing Payment is required and shall so notify the Buyer, including in such notice the method of calculating the Post-Closing Payment. Unless the Buyer disputes the calculation of the Post-Closing Payment within fifteen (15) calendar days after the Buyer receives from the Seller the calculation of the Post-Closing Payment, the Buyer shall be deemed to have accepted the calculation of the Post-Closing Payment performed by the Seller. In the event that the Buyer disputes the calculation of the Post-Closing Payment in writing within fifteen (15) calendar days after delivery of the Post-Closing Payment calculation, the Chief Executive Officers of each of Buyer and the Seller shall first use reasonable commercial efforts to resolve such dispute between themselves. If they are unable to resolve the dispute within fifteen
(15) calendar days after delivery of the aforementioned notice, the dispute shall be submitted to binding arbitration in accordance with the procedures set forth in Section 10 of this Agreement.

               (c) The Post-Closing Payment shall be made to the Buyer by the transfer to the Buyer of Retained Inventory (meeting the standards set forth in Subsection 1.6(b) above) having a value equal to the amount of the Post-Closing Payment, valuing such Retained Inventory at the Seller's cost; provided that in
                                                               --------
no event shall the amount of Retained

Inventory so transferred to the Buyer, taken together with all then existing Inventory held by the Buyer, exceed the Buyer's forecasted ten-month purchase requirements for such Products. Title to such Retained Inventory shall be transferred to the Buyer within three (3) business days after the amount of the Post-Closing Payment is finally determined in accordance with this Section 1.7 (the "Post-Closing Payment Date"). The Seller shall warehouse such Retained Inventory on behalf of the Buyer, as bailee for the Buyer and at the Seller's sole cost and expense. To the extent that the amount of the Post-Closing Payment exceeds (i) the value of the Retained Inventory (if any) then held by the Seller or (ii) the value of the Retained Inventory transferred to the Buyer in accordance with the first sentence of this Subsection (c), the Seller shall pay such excess amount to the Buyer in cash on the Post-Closing Payment Date.

     2    Representations and Warranties of the Seller
          --------------------------------------------

          The Seller represents and warrants to the Buyer that the statements made in this Section 2 are true and correct. Attached to this Agreement is a schedule of exceptions to the warranties of the Seller set forth in this Section 2 (the "Disclosure Schedule"). The Disclosure Schedule is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 2, and the disclosures in any paragraph of the Disclosure Schedule shall qualify only the corresponding paragraph in this Section 2. Any information disclosed in the Disclosure Schedule may be incorporated from any paragraph or section of the Disclosure Schedule into any other paragraph or section of the Disclosure Schedule by a specific cross-reference; provided that any such cross-reference shall only be adequate if the information that is cross-referenced responds with specificity to the warranty with respect to which disclosure is being made. For purposes of this Agreement, any statement that is made "to the knowledge" or "to the best knowledge" of the Seller or the Buyer, as the case may be, shall be deemed to include facts and circumstances known, or that should have been known upon reasonable investigation, to any officer, director or manager of the Seller or the Buyer, as the case may be, either on the date of this Agreement or immediately prior to the Closing. For purposes of this Agreement, "Affiliate" shall have the meaning set forth in Section 1.5 of the Stock Purchase Agreement.

          2.1  Authorization of the Transaction.  The Seller has the full right,
               --------------------------------
power and authority to enter into this Agreement and to perform its obligations under this Agreement. The execution and delivery by the Seller of this Agreement and the consummation by the Seller of all transactions contemplated by this Agreement have been duly authorized by all requisite corporate action on the part of the Seller. This Agreement has been duly executed by the Seller and constitutes a valid and legally binding obligation of the Seller, enforceable against the Seller in accordance with its terms. The execution, delivery and performance by the Seller of this Agreement and the agreements provided for herein to which the Seller is a party, and the consummation by the Seller of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both: (a) violate the provisions of any United States or Georgia law, rule or regulation applicable to the Seller;
(b) violate any judgment, decree, order or award of any court, governmental body or arbitrator to which the Seller is a party or by which it is bound;

(c) conflict with or result in the breach or termination of any term or provision of, or con stitute a default under, or cause any acceleration under, the charter or by-laws of the Seller or any agreement to which the Seller is a party or by which the Seller or any of its properties is or may be bound; or (d)
cause the creation of any lien, charge or encumbrance upon the Assets.   Section
                                                                         -------
2.1 of the Disclosure Schedule sets forth a true, correct and complete list of
---
all consents and approvals of third parties that are required in connection with the consummation by the Seller of the transactions contemplated by this Agreement.

          2.2  Organization. The Seller is a corporation duly organized and
               ------------
validly existing under the laws of the State of Georgia.

          2.3  Non-Contravention. The Seller is not a party to, subject to or
               -----------------
bound by any agreement or any judgment, order, writ, prohibition, injunction or decree of any court or other governmental body which would prevent the execution, delivery or performance of this Agreement by the Seller. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement, will conflict with or violate any provision of the charter and bylaws of the Seller or any contract or agreement to which the Seller is a party or by which it is bound.

          2.4  Broker's Fees. No broker or finder has acted for the Seller in
               -------------
connection with the transactions contemplated by this Agreement.

          2.5  Ownership of the Assets. The Seller is, and at the Closing will
               -----------------------
be, the true and lawful owner of the Assets, and will have the right to sell and transfer to the Buyer good, clear, record and marketable title to the Assets, free and clear of all claims, liabilities, liens, pledges, charges, encumbrances or equities of any kind affecting the Assets (collectively "Encumbrances"). The delivery to the Buyer of the instruments of transfer of ownership contemplated by this Agreement will vest good and marketable title to the Assets in the Buyer, free and clear of all liens, mortgages, pledges, security interests, restrictions, prior assignments, encumbrances and claims of any kind or nature whatsoever.

          2.6  Absence of Undisclosed Liabilities. Except as and to the extent
               ----------------------------------
set forth in Section 2.6 of the Disclosure Schedule, the Seller had no material
             -----------
liability or obligation, secured or unsecured, whether known or unknown, accrued, absolute, contingent, unasserted or otherwise, affecting the Assets.

          2.7  Litigation. Except as set forth in Section 2.7 of the
               ----------                         -----------
Disclosure Schedule, the Seller is not (a) subject to any unsatisfied judgment, order, decree, stipulation or injunction, (b) a party (either as a plaintiff or defendant) to any pending complaint, action, suit, proceeding, hearing or investigation or (c), to the best of Seller's knowledge, threatened to be made a party to any complaint, action, suit, proceeding, hearing or investigation, in each such case only insofar as such action would (if decided adversely to the Seller) affect the Seller's ownership of or title to or right to use the Assets or its ability to convey the Assets to the Buyer, and, to the best of Seller's knowledge, there is no basis for any such complaint, action, suit, proceeding, hearing or investigation.

          2.8  Intangible Property. Section 2.8 of the Disclosure Schedule
               -------------------  -----------
sets forth, (i) a true, correct and complete list or description of all patents, trade names, trademarks, trade name and trademark registrations, copyrights and copyright registrations, and applications for any of the foregoing (together with all trade secrets, know-how and other items of intangible personal property (which do not need to be described in Section 2.8 of the Disclosure Schedule),
                                      -----------
"Intangible Property") owned or used by the Seller in carrying on the Business, specifying which items of Intellectual Property are owned by the Seller and which items are owned by a third party (including by RM or an Affiliate of RM); and (ii) a true, correct and complete list of all licenses or similar agreements or arrangements to which the Seller is a party, either as licensee or licensor, with respect to the Intangible Property. Except as otherwise disclosed in
Section 2.8 of the Disclosure Schedule:
-----------

               (a) the Seller owns all right, title and interest in and to the patents, patent applications, trade names, trademarks, and trademark registrations included in the Intangible Property, free and clear of all licenses or other rights of third parties (including RM and its Affiliates) and any liens, security interests, charges, encumbrances and equities and, to the best of its knowledge, owns all of the other Intangible Property;

               (b) the Seller has the right to use, and the Buyer will have the right to continue to use immediately after the Closing, the Intangible Property in connection with the conduct of the Business in the manner presently conducted, and, to the knowledge of the Seller, such use or continuing use immediately after the Closing does not conflict with, infringe upon or violate any rights of any other person or entity;

               (c) there are no outstanding, nor to the best knowledge of the Seller, any threatened, disputes or other disagreements with respect to any licenses or similar agreements or arrangements described in Section 2.8 of the
                                                            -----------
Disclosure Schedule or with respect to infringement by a third party of any of the Intangible Property or alleged invalidity or joint ownership or joint right to use immediately after the Closing any of the Intangible Property; and

               (d) the Seller has taken all steps reasonably necessary to protect its right, title and interest in and to (and, where appropriate, the secrecy and confidentiality of) the Intangible Property owned by it and the continued use immediately after the Closing of the Intangible Property owned by third parties.

          2.9  Inventory.  The Seller has provided to the Buyer a true, correct
               ---------
and complete list of the Inventory as of March 31, 1997. All inventories of finished goods reflected in such list had expiration dates of not less than eight months at March 31, 1997. The Inventory consists of elements of standard quality. The amount of the Inventory is normal for the Business. The Inventory does not have any evident defect.

          2.10 Tax Matters.  The Seller has filed on a timely basis all tax
               -----------
returns required to be filed, and paid all taxes, interest, penalties, assessments and deficiencies which have become due or which have been claimed to be due, with respect to the Business, where the failure to so file or pay could have a material adverse impact on the Assets or the Buyer's rights therein after the Closing.

          2.11  Compliance with Laws.   The Seller has all requisite
                --------------------
governmental licenses, permits and certificates, including United States Department of Agriculture approvals, necessary to conduct the Business and own and operate the Assets (collectively, the "Permits"). Section 2.11 of the
                                                       ------------
Disclosure Schedule attached hereto sets forth a true, correct and complete list of all such Permits, copies of which have previously been delivered by the Seller to the Buyer. To the best knowledge of Seller, the Seller has not violated, and on the date hereof does not violate, in any material respect, any applicable laws, regulations or orders (including, but not limited to, any of the foregoing relating to employment discrimination, occupational safety, environmental protection, hazardous waste, conservation or corrupt practices) with respect to the Business, the enforcement of which would have a material adverse effect on the Assets or the Buyer's rights therein after the Closing. The Seller has had no notice or communication from any governmental or regulatory authority of any such violation or noncompliance.

          2.12  Customers and Suppliers.  The Seller has provided to the Buyer a
                -----------------------
true and correct list of the names, addresses and telephone numbers of all customers that have purchased Products directly from the Seller or its Affiliates since January 1, 1995. Section 2.12 of the Disclosure Schedule lists
                                   ------------
(a) the names of, and the volume and percentage of, products or services purchased from, each of ten (10) largest suppliers of products and services during the year ended December 31, 1996, and (b) the names of, and the volume and percentage of sales to, the Seller's fifteen (15) largest customers during such period (including RM and its Affiliates in each such list as a single customer or supplier). Seller has not received written notice of the interruption of its relations with such 10 largest suppliers and 15 largest customers and, except as described in Section 2.12 of the Disclosure Schedule, there are no disputes between the Seller and any of such customers or suppliers pending or, to the knowledge of the Seller, threatened.

          2.13  Warranty and Product Liability Claims.  There have been no
                -------------------------------------
warranty or product liability claims made against the Seller with respect to the Products from January 1, 1994 through the date hereof. If any such claims arise after the date hereof with respect to any period prior to the Closing, all information relative to such claims shall be made available to the Buyer.

          2.14  Absence of Certain Changes or Events.
                ------------------------------------

                Except as set forth in Section 2.14 of the Disclosure Schedule,
                                       ------------
since December 31, 1996, the Seller has not experienced any materially adverse event or entered into any transaction which is not in the usual and ordinary course of business which materially affects the Business nor, without limiting the generality of the foregoing:

                    (i) sold or purchased, assigned, transferred or licensed-out any of the Intangible Property;

                    (ii) authorized or issued recall notices for any of the Products;

                    (iii) received notice of any litigation, material warranty claim or products liability claims affecting the Assets or the Products; or;

                    (iv) made any material change in its selling methods or efforts with respect to the "VetRed" Products.

          2.15 Disclosure.  The information concerning the Seller and the Assets
               ----------
set forth in this Agreement, the Disclosure Schedule and any document, statement or certificate furnished to the Buyer by or on behalf of the Seller or any of its Affiliates pursuant to this Agreement, does not contain any untrue statement of a material fact nor does it omit to state any material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not false or misleading.

     3    Representations and Warranties of the Buyer
          -------------------------------------------

          The Buyer represents and warrants to the Seller as follows:

          3.1  Organization and Authority.  The Buyer is a corporation duly
               --------------------------
organized, validly existing and in good standing under the laws of the State of California, U.S.A., and has all requisite power and authority (corporate and other) to own its properties and to carry on its business as now being conducted. The Buyer has full power and authority to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby. Certified copies of the Articles of Incorporation and the Bylaws of the Buyer, as amended to date, have been previously delivered to the Seller, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof.

          3.2  Authorization. The execution and delivery by the Buyer of this
               -------------
Agreement and the agreements provided for herein, and the consummation by the Buyer of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action. This Agreement has been duly executed by the Buyer and this Agreement and all such other agreements and written obligations entered into and undertaken in connection with the transactions contemplated hereby constitute the valid and legally binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms. The execution, delivery and performance of this Agreement and the agreements provided for herein, and the consummation by the Buyer of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any United States Federal or California law, rule or regulation applicable to the Buyer; (b) violate the provisions of the Buyer's Articles of Incorporation or Bylaws; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator applicable to the Buyer or by which it or any of its properties or assets is bound; (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, any agreement to which the Buyer is a party or any of its assets or properties is or may be bound; or (e) or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Buyer pursuant to any indenture, mortgage, deed of trust or other agreement or instrument to which the Buyer is a party or by which the Buyer or any of its properties is or may be bound. Schedule 3.3 attached hereto sets forth a true, correct and complete
        ------------
list of all consents and approvals of third parties that are required in connection with the consummation by the Buyer of the transactions contemplated by this Agreement.

          3.3  Broker's Fees.  No broker or finder has acted for the Buyer in
               -------------
connection with the transactions contemplated by this Agreement other than Van Kasper & Co.

          3.4  Disclosure.  The information concerning the Buyer set forth in
               ----------
this Agreement, any schedule hereto and any document, statement or certificate furnished to the Seller by or on behalf of the Buyer or any of its Affiliates pursuant to this Agreement, does not contain any untrue statement of a material fact nor does it omit to state any material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not false or misleading.

     4    Pre-Closing Covenants of the Seller
          -----------------------------------

     From and after the date hereof and until the Closing Date:

          4.1  Conduct of Business.  Except as agreed to in writing by the
               -------------------
Buyer, the Seller shall carry on the Business diligently and substantially in the same manner as heretofore (or in accordance with the "Witness" roll out plans as disclosed previously to Buyer) and shall not impair any of the Assets.

          4.2  Absence of Material Changes.  Without the prior written consent
               ---------------------------
of the Buyer, the Seller shall not take any action (or fail to take any action) within the Seller's control that would result in any of the warranties set forth in Section 2 hereof to be untrue as at the Closing Date.

          4.3  Inventory Deficit.  Two business days prior to the date of the
               -----------------
Closing, the Seller shall inform the Buyer, in accordance with Section 1.2
                                                               -----------
above, as to whether the Seller expects that there will be a reduction in the Purchase Price due to an Inventory Deficit.

          4.4  Continuing Obligation to Inform.  Prior to the Closing, the
               -------------------------------
Seller will promptly deliver or cause to be promptly delivered to the Buyer supplemental information concerning events subsequent to the date hereof which would render any statement or warranty in this Agreement or any information contained in any Schedule attached hereto inaccurate or incomplete in any material respect at any time after the date hereof until the Closing Date; provided, that none of such supplemental information shall constitute an
--------
amendment of any statement or warranty in this Agreement or any Schedule, Exhibit or document furnished pursuant hereto.

     5    Parties' Efforts to Obtain Satisfaction of Conditions
          -----------------------------------------------------

          The Seller and the Buyer covenant and agree to use commercially reasonable efforts to obtain the satisfaction of the conditions specified in this Agreement.

     6    Conditions to Obligations of the Buyer
          --------------------------------------

          The obligations of the Buyer under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Buyer:

          6.1  Continued Truth of Representations and Warranties of the Seller;
               -----------------------------------------------------------------
Compliance with Covenants and Obligations.  The representations and warranties
-----------------------------------------
of the Seller shall be true on and as of the Closing Date as though such warranties were made on and as of such date (even though they purport to have been given on a date prior to the Closing Date, other than representations and warranties that are made as of a date certain, which representations and warranties shall be true as of such date), except for any changes consented to in writing by the Buyer. The Seller shall have performed and complied with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

          6.2  Governmental Approvals.  All governmental agencies, departments,
               ----------------------
bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation by the Seller of the transactions contemplated by this Agreement and the ownership of the Assets and/or operation of the Business by the Buyer shall have consented to, authorized, permitted or approved such transactions, except where the absence of such consent, authorization or approval would not have a material adverse effect on the Buyer's ownership of the Assets and/or operation of the Business after the Closing.

          6.3  Consents of Third Parties.  The Seller shall have received all of
               -------------------------
the consents and approvals set forth on Schedule 6.3 hereto.
                                        ------------

          6.4  Adverse Proceedings.  No action or proceeding by or before any
               -------------------
court or other governmental body shall have been instituted or threatened which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might affect the right of the Buyer to own the Assets and/or operate the Business after the Closing.

          6.5  Opinion of Counsel.  The Buyer shall have received an opinion of
               ------------------
Kyle Lathrop, General Counsel of the Seller, dated as of the Closing Date, in substantially the form attached hereto as Exhibit A, and as to such other
                                          ---------
matters as may be reasonably requested by the Buyer or its counsel.

          6.6  Distribution Agreement.  The Buyer and the Seller shall have
               ----------------------
entered into a Distribution Agreement (the "Distribution Agreement") under which the Seller shall agree to continue to distribute the Products on a short-term basis.

          6.7  Closing Deliveries.  The Buyer shall have received at or prior to
               ------------------
the Closing, such documents, instruments or certificates as the Buyer may reasonably request including, without limitation:

               (a) a certificate executed by the Secretary (or equivalent officer) of the Seller certifying the adoption by the Seller of all corporate resolutions necessary to approve the execution and delivery of this Agreement and the other agreements contemplated by this Agreement to which the Seller is a party and attaching copies of all such resolutions;

               (b)  all of the consents to the transaction set forth on Schedule
                                                                        --------
6.3 hereto, none of which consents shall contain any uncustomary condition that
---
is unduly burdensome to the Buyer; and

               (c)  a cross-receipt executed by the Seller.

          6.8  Stock Purchase Agreement.  The Stock Purchase Agreement shall
               ------------------------
remain in full force and effect and all conditions to the obligations of the parties thereunder shall have been satisfied or waived.

          6.9  USDA Approval.  The USDA shall have approved the distribution and
               -------------
sale of the first "Witness" Product in the United States, and such approval shall not contain any conditions reasonably deemed by the Buyer to be unduly burdensome or unusual.

     7    Conditions to Obligations of the Seller
          ---------------------------------------

          The obligations of the Seller under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Seller:

          7.1  Continued Truth of Representations and Warranties of the Buyer;
               ---------------------------------------------------------------
Compliance with Covenants and Obligations.  The representations and warranties
-----------------------------------------
of the Buyer in this Agreement shall be true on and as of the Closing Date as though such warranties were made on and as of such date (even though they purport to have been given on a date prior to the Closing Date, other than representations and warranties that are made as of a date certain, which representations and warranties shall be true as of such date), except for any changes consented to in writing by the Seller. The Buyer shall have performed and complied with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

          7.2  Corporate Proceedings.  All corporate and other proceedings
               ---------------------
required to be taken on the part of the Buyer to authorize or carry out this Agreement and the other agreements contemplated hereby shall have been taken.

          7.3  Governmental Approvals.  All governmental agencies, departments,
               ----------------------
bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation by the Buyer of the transactions contemplated by this Agreement shall have consented to, authorized, permitted or approved such transactions, except where the absence of such consent, authorization or approval would not have a material adverse effect on the Buyer's ownership of the Assets after the Closing.

          7.4  Consents of Third Parties.  The Buyer shall have received all of
               -------------------------
the consents and approvals set forth on Schedule 3.3 hereto.
                                        ------------

          7.5  Adverse Proceedings.  No action or proceeding by or before any
               -------------------
court or other governmental body shall have been instituted or threatened which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might affect the right of the Seller to transfer the Assets.

          7.6  Distribution Agreement.  The Buyer and the Seller shall have
               ----------------------
entered into the Distribution Agreement.

          7.7  Closing Deliveries.  The Seller shall have received at or prior
               ------------------
to the Closing such documents, instruments or certificates as the Seller, may reasonably request including, without limitation:

               (a) the Purchase Price, in accordance with Section 1.2, evidenced by the receiving bank;

               (b) a certificate executed by the Secretary of the Buyer certifying the adoption by the Buyer of all corporate resolutions necessary to approve the execution and delivery of this Agreement and the other agreements contemplated by this Agreement to which the Buyer is a party and attaching copies of all such resolutions; and

               (c)  a cross-receipt executed by the Buyer.

          7.8  Stock Purchase Agreement.  The Stock Purchase Agreement shall
               ------------------------
remain in full force and effect and all conditions to the obligations of the parties thereunder shall have been satisfied or waived.

     8    Indemnification
          ---------------

          8.1  By the Seller.  If the Closing occurs, the Seller hereby
               -------------
indemnifies and agrees to hold harmless the Buyer from and against all claims, damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any reasonable legal, accounting or other expenses for investigating or defending any actions or threatened actions)

(collectively, the "Losses") in connection with each and all of the following:

               (a) any breach of any representation or warranty made by the Seller in this Agreement or made in any statement, certificate or schedule furnished by the Seller pursuant to this Agreement or in connection with the transactions contemplated by this Agreement;

               (b) any breach of any covenant, agreement or obligation of the Seller contained in this Agreement;

               (c) any warranty claim, product liability claim or costs of a recall relating to (i) Products manufactured or sold by the Seller prior to the Closing Date (including without limitation any and all Retained Inventory) or
(ii) the Seller's business or operation prior to the Closing Date; and

               (d) any tax liabilities of the Seller with respect to the Assets arising prior to Closing (and any sales or use tax with respect to the Assets arising at the Closing).

          8.2  By the Buyer.  If the Closing occurs, the Buyer hereby
               ------------
indemnifies and agrees to hold harmless the Seller and its Affiliates from and against all Losses in connection with each and all of the following:

               (a) any breach of any warranty made by the Buyer in this Agreement or made in any statement, certificate or schedule furnished by the Buyer pursuant to this Agreement or in connection with the transactions contemplated by this Agreement; and

               (b) any breach of any covenant, agreement or obligation of the Buyer contained in this Agreement.

          8.3  Claims for Indemnification.  Whenever any claim shall arise for
               --------------------------
indemnification under this Section 8, the Buyer or the Seller, as the case may be, seeking indemnification (the "Indemnified Party"), shall as promptly as practicable after the Indemnified Party becomes aware of the material facts that form the basis of such claim (and in any event within 5 business days after the Indemnified Party becomes aware of any tax claim or receives written notice that a legal claim has been filed, which tax claim or legal claim could give rise to indemnification hereunder) notify the party required to provide indemnification (the "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent, which shall not be unreasonably withheld or delayed, of the Indemnifying Party; provided, however,
                                                             --------  -------
that if suit shall have been instituted against the Indemnified Party and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in Subsection 8.4 of this Agreement, the Indemnified Party shall have the right to settle or compromise such claim upon giving notice to the Indemnifying Party as provided in Subsection 8.4.

          8.4  Defense by the Indemnifying Party.  In connection with any claim
               ---------------------------------
which may give rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person other than the Indemnified Party, the Indemnifying Party, at the sole cost and expense of the Indemnifying Party, may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding. If the Indemnifying Party assumes the defense of any such claim or legal proceeding, the Indemnifying Party shall select counsel reasonably acceptable to the Indemnified Party to conduct the defense of such claims or legal proceedings and at the sole cost and expense of the Indemnifying Party shall take all steps necessary in the defense or settlement thereof. The Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising from, any such claim or legal proceeding, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom within 30 days after the date on which notice of such claim is received: (a) the Indemnified Party may, at the Indemnifying Party's sole expense (payable as incurred and on demand) defend against such claim or litigation as set forth in Section 8.3,
                                                                -----------
after giving notice of the same to the Indemnifying Party, and (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense.

          8.5  Limitations on Liability.  The liability of the Seller for
               ------------------------
indemnification hereunder shall be limited to the sum of (a) $14,883,690 plus
(b) the amount of the Earn-Out Payment, if any, actually paid to RM pursuant to the Stock Purchase Agreement, less (c) the Post-Closing Reduction, if any, actually paid (in the form of Retained Inventory and/or cash) to the Buyer (collectively, the "Indemnification Amount"); provided that the aggregate amount
                                              --------
for which the Seller shall be obligated to indemnify the Buyer hereunder, and for which RM shall be obligated to indemnify the Buyer under the Stock Purchase Agreement, shall not exceed the Indemnification Amount. Notwithstanding the foregoing provisions, however, the Seller will have indemnification liability under this Agreement only if the aggregate amount of Losses suffered by the Buyer under this Agreement and under the Stock Purchase Agreement exceeds an amount equal to $350,000 (the "Indemnity Threshold"); provided, that after the
                                                      --------
aggregate amount of Losses suffered by the Buyer exceeds the Indemnity Threshold, all Losses suffered by the Buyer (including those included in reaching the Indemnity Threshold) shall be subject to the Seller's indemnification obligations. The liability of the Buyer to the Seller for indemnification shall be limited to the Indemnification Amount. The liability of the Buyer to the Seller for indemnification shall be limited to the Indemnification Amount; provided that the aggregate amount for which the Buyer
                        --------
shall be obligated to indemnify the Seller hereunder, and for which the Buyer shall be obligated to indemnify RM under the Stock Purchase Agreement, shall not exceed the Indemnification Amount. The indemnification obligations of the parties set forth in this Article 8 shall be the exclusive remedy of the parties with respect to claims for a breach of representations or warranties hereunder or the failure to perform obligations required to be performed hereunder.

          8.6  Payment of Indemnification Obligation.  All indemnification
               -------------------------------------
payments by an Indemnifying Party hereunder shall be made within thirty (30) days after (a) such claim is accepted by the Indemnifying Party or (b) final judgment is rendered thereon by an arbitration tribunal or court of competent jurisdiction. The amount of any indemnification payment shall be net of all insurance proceeds received by the Indemnified Party with respect to the claim for which indemnification is being made. All indemnification payments shall be effected by payment of cash or delivery of a cashier's or certified check in the amount of the indemnification liability; provided, that if the Seller is the
                                         --------
Indemnifying Party, it may elect to pay up to 19.314% of the amount of any indemnification payment by causing RM to deliver to the Buyer a portion of the Buyer Shares (as defined in the Stock Purchase Agreement) then held by RM. Any such shares shall be valued at the higher of $5.00 per share or the average closing price of shares of the Buyer's Common Stock on the principal market where such shares are traded during the fifteen (15) trading days immediately preceding the date on which such shares are delivered by RM to the Buyer. The parties shall treat all indemnification payments as either a reimbursement to the party making the original payment or as a reduction in the Purchase Price paid by the Buyer, as appropriate to achieve the most beneficial tax and accounting treatment for both parties. In the event that treating the payment as either reimbursement or a reduction of the Purchase Price will have a positive tax and accounting effect for one of the parties and no negative tax or accounting effect for the other party, the payment shall be so treated. If one party will benefit from one form of treatment at the expense of the other, the parties shall treat the payment for tax and accounting purposes to minimize taxes and, subsidiarily, in a manner which favors the Indemnified Party.

          8.7  Survival of Representations and Warranties; Claims for
               ------------------------------------------------------
Indemnification.  All representations and warranties made by the Seller and the
---------------
Buyer in this Agreement, or in any instrument or document furnished in connection with this Agreement or the transactions contemplated hereby, shall survive the Closing and any investigation at any time made by or on behalf of the Seller or the Buyer, as the case may be. All such representations and warranties shall expire on the second anniversary of the Closing Date, except with respect to claims, if any, (a) asserted in writing prior to such second anniversary identified as a claim for indemnification pursuant to this Section 8 or (b) which are based upon the representations and warranties of the Seller related to taxes and environmental matters, which shall survive until the applicable statute of limitations has expired.

     9    Termination of Agreement; Option to Proceed; Damages.  This Agreement
          ----------------------------------------------------
shall terminate at 12:00 noon California time, on July 31, 1997, if the Closing has not been consummated, unless such date is extended by the written consent of all parties hereto; provided that, if on the Closing Date, one or more of the
                    --------
conditions to Closing set forth in Article 6 or Article 7 shall not have been satisfied, but the party having the obligation to obtain satisfaction of such condition certifies in writing to the other party that it believes that such condition will be satisfied within 30 days, the party having such obligation may elect, by written notice to the other party, to extend the Closing Date for a period not to exceed 30 days, and thereafter the parties shall use their respective best efforts to satisfy all conditions to Closing during the period of such extension.

     10   Dispute Resolution
          ------------------

          10.1 General.  In the event that any dispute should arise between the
               -------
parties hereto with respect to any matter covered by this Agreement, the parties hereto shall resolve such dispute in accordance with the procedures set forth in this Section 10.

          10.2 Consent of the Parties.  In the event of any dispute between the
               ----------------------
parties with respect to any matter covered by this Agreement, the parties shall first use their best efforts to resolve such dispute among themselves. If the parties are unable to resolve the dispute the dispute will be submitted to arbitration in accordance with Subsection 10.3 hereof.

          10.3 Arbitration.  Any dispute arising in connection with the present
               -----------
Agreement that cannot be settled between the parties in accordance with Section
10.2 shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules. The arbitration shall take place in Geneva, Switzerland, and shall be conducted in the English language.

     11   Notices
          -------

          Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered personally or sent by confirmed telecopier or international courier, addressed as follows or to such other address of which the parties may have given notice:

          To the Buyer:

          Synbiotics Corporation
          11011 Via Frontera
          San Diego,  CA 92127
          Attention:  President
          (fax: (1) 619-451-5719)

           With a copy to:

           Brobeck Hale and Dorr
           Hasilwood House
           60 Bishopsgate
           London  EC2N 4AJ
           ENGLAND
           Attention:  David M. Ayres
           (fax: (44) 171-638-5888)

           To the Seller:

           Rhone Merieux, Inc.
           115 Transtech Drive
           Athens, Georgia 30601
           Attention:  General Counsel
           (fax (1) 706-548-0608)

           With copies to:

           Rhone Merieux S.A.
           29, avenue Tony Garnier
           69348 - Lyon CEDEX 07
           FRANCE
           Attention:  Mr. B. Adelus
           (fax: (33) 472-72-32-06)

           and

           Shearman & Sterling
           114, avenue des Champs-Elysees
           75008 Paris
           FRANCE
           Attention : Bruno Ranger
           (fax: (33) 1-5389-7070)

           and

           Jurifib S.A.
           69480 Lachassagne
           BP 65
           FRANCE
           Attention : Maitre B. Jacquet
           (fax: (33) 4-7460-2516)

Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally, or (b) two business days after being sent, if sent by confirmed telecopy or international courier.

     12   Successors and Assigns
          ----------------------

          This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Buyer, on the one hand, and the Seller, on the other hand, may not assign their respective obligations hereunder without the prior written consent of the other party; provided, however, that the Buyer may assign this Agreement, and its rights and obligations hereunder, to one or more subsidiaries or Affiliates of the Buyer, after the Closing Date, or to any person which acquires the Buyer or substantially all of the Buyer's assets. Any assignment in contravention of this provision shall be void. No assignment shall release the Buyer or Seller from any obligation or liability under this Agreement.

     13   Entire Agreement; Amendments; Attachments
          -----------------------------------------

          (a) This Agreement, the Disclosure Schedule, all other Schedules and Exhibits hereto, and all agreements and instruments to be delivered by the parties pursuant hereto represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such parties with respect to such subject matter.
The Buyer and the Seller may amend or modify this Agreement, in such manner as may be agreed upon, only by a written instrument executed by the Buyer and the Seller.

          (b) If the provisions of the Disclosure Schedule or any Schedule or Exhibit to this Agreement are inconsistent with the provisions of this Agreement, the provisions of the Agreement shall prevail. The Disclosure Schedule and other Schedules and Exhibits attached hereto or to be attached hereto are hereby incorporated as integral parts of this Agreement.

     14   Severability
          ------------

          Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

     15   Investigation
          -------------

          All representations and warranties contained herein which are made to the best knowledge of a party shall require that such party make reasonable investigation and inquiry with respect thereto to ascertain the correctness and validity thereof.

     16   Expenses
          --------

          Except as otherwise expressly provided herein, the Buyer, on the one hand, and the Seller, on the other hand, will pay all fees and expenses (including, without limitation, legal and accounting fees and expenses) incurred by them in connection with the transactions contemplated hereby.

     17   Governing Law
          -------------

          This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

     18   Section Headings
          ----------------

          The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

     19   Counterparts
          ------------

          This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

     IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of and on the date first above written.

                              BUYER:

                              SYNBIOTICS  CORPORATION

                              By:  /s/ Kenneth M. Cohen
                                   ----------------------------------
                                   Name: Kenneth M. Cohen, President
                                         and Chief Executive Officer

                              SELLER

                              RHONE MERIEUX, INC.

                              By:  /s/ Kyle W. Lathrop
                                   ----------------------------------
                                   Name:  Kyle W. Lathrop
                                   Title: General Counsel/Proxy